Exhibit 10.4

AMENDED AND RESTATED
DISCRETIONARY DEMAND
CREDIT AGREEMENT

Dated as of November 7, 2014

by and among

ALTEVA, INC.,
as the Borrower,

the LENDERS listed on the signature pages hereto,
as the Lenders,

and

TRISTATE CAPITAL BANK,
as the Agent

1

i

4.20	Personal Property Collateral Matters	11
4.21	Solvency	11
4.22	Disclosure	11

ARTICLE VARTICLE V CONDITIONS OF AGREEMENT		11

5.1	Conditions Precedent to Effective Date	11
5.2	Conditions Precedent to any Request for a Borrowing	12

ARTICLE VIARTICLE VI REPORTING REQUIREMENTS		12

6.1	Financial Information	12
6.2	Notices and Information	13

ARTICLE VIIARTICLE VII [INTENTIONALLY OMITTD]		13

ARTICLE VIIIARTICLE VIII EVENTS OF DEFAULT		13

8.1	Events of Default	13
8.2	Application of Funds	14

ARTICLE IXARTICLE IX AGENCY		14

9.1	Appointment and Authority	14
9.2	Rights as a Lender	15
9.3	Exculpatory Provisions	15
9.4	Reliance by Agent	15
9.5	Delegation of Duties	15
9.6	Resignation of Agent	15
9.7	Non-Reliance on Agent and Other Lenders	16

ARTICLE XARTICLE X MISCELLANEOUS		16

10.1	Amendments, Etc.	16
10.2	No Implied Waiver; Remedies Cumulative	17
10.3	Notices	17
10.4	Expenses	17
10.5	Indemnity	17
10.6	Assignments and Participations	17
10.7	Entire Agreement	19
10.8	Survival	19
10.9	Counterparts	19
10.10	Severability	19
10.11	Headings	19
10.12	Setoff	19
10.13	Sharing of Payments By Lenders	20
10.14	Limitation on Payments	20
10.15	Confidentiality	20
10.16	Binding Effect	21
10.17	Governing Law	21
10.18	Waiver of Jury Trial	21
10.19	Consent to Jurisdiction; Venue	21

ii

10.20	USA Patriot Act Notice	21
10.21	Limitation of Liability	21

EXHIBITS

A	Form of Assignment and Assumption
B	Form of Notice of Loan Request

iii

AMENDED AND RESTATED
DISCRETIONARY DEMAND
CREDIT AGREEMENT

THIS AMENDED AND RESTATED DISCRETIONARY DEMAND CREDIT AGREEMENT, dated as of November 7, 2014, by and among ALTEVA, INC., a New York corporation (f/k/a Warwick Valley Telephone Company) (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and TRISTATE CAPITAL BANK, a Pennsylvania state chartered bank, as Agent (in such capacity, the “Agent”).  The parties hereto, intending to be legally bound hereby, agree as follows:

BACKGROUND

A.                                    Borrower, Lenders and Agent are party to that certain Credit Agreement, dated as of March 11, 2013, as amended by a First Amendment dated as of June 30, 2014, pursuant to which the Lenders are providing the Borrower a $5,000,000 committed revolving credit line (the “Existing Credit Agreement”), which line expired on October 8, 2014 subject to a temporary extension provided by the Lenders.

B.                                    Borrower desires to extend the term of the existing facility, and Agent and Lenders are willing to agree to such extension subject to the amendment and restatement of the revolving credit line to a discretionary demand structure and the other terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE XI
DEFINITIONS

11.1                                                Defined Terms; Construction.

(a)                                 Defined Terms.  In addition to terms defined elsewhere in this Agreement, as used in this Agreement, the following terms have the following meanings:

“Affiliate”:  As applied to any Person (the “Specified Person”), any other Person directly or indirectly controlling, controlled by, or under common control with, the Specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Specified Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent”: TriState Capital Bank in its capacity as agent under any of the Loan Documents, or any successor agent.

“Agent’s Office”: The Agent’s address and account as the Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire”: an Administrative Questionnaire in a form supplied by the Agent.

“Agreement”:  This Amended and Restated Discretionary Demand Credit Agreement, as amended, supplemented or modified from time to time.

“Applicable Margin”:  2.0% per annum with respect to Base Rate Loans, and 3.5% per annum with respect to LIBOR Monthly Rate Loans.

“Approved Fund”:  Any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Applicable Percentage”:  With respect to a Lender at any time, the percentage of the aggregate outstanding Loans represented by such lender’s Loans.

“Assignment and Assumption”: An assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.6) and accepted by the Agent, in substantially the form of Exhibit A or any other form approved by the Agent.

“Base Rate”:  At any time, the greater of (a) the Prime Rate, and (b) the Federal Funds Effective Rate plus 1%.

“Base Rate Loans”:  Loans bearing interest at a rate based upon the Base Rate.

“Borrowing”:  Each borrowing of a Loan under Section 2.1.

“Business Day”:  A day other than a Saturday, Sunday or a day on which commercial banks in Pittsburgh, Pennsylvania are authorized or required by Law to close.

“Cash Management Agreements”:  Any agreements regarding treasury management arrangements or depositary and other cash management services (including overdrafts and related liabilities arising therefrom) or in connection with any automated clearing house transfers of funds.

“Closing Date”:  The date the conditions precedent set forth in Section 5.1 hereof are all met or waived in writing by the Agent.

“Code”:  The Internal Revenue Code of 1986, as amended, and any successor statute or provision thereof.

“Collateral”:  All assets in which a Lien is purported to be granted to the Agent, for the benefit of the Lender Parties, pursuant to any of the Loan Documents.

“Debt”:  As applied to any Person, (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases which is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business for which payment is due and is made within 90 days or less), (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured has been assumed by that Person or is nonrecourse to the credit of that Person, (vi) obligations in respect of letters of credit, (vii) obligations under Hedging Contracts (the amount of which shall be determined by reference to the termination cost on the date of determination), and (viii) guarantees of, or similar obligations with respect to, any of the foregoing of any other Person.

“Default Rate”:  3% above the highest rate which would otherwise be applicable to the Loans pursuant to Section 2.3.

“Dollars” and “$”:  The lawful currency of the United States of America.

“Eligible Assignee”:  means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Agent and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Employee Benefit Plan”:  Any employee benefit plan which is described in Section 3(3) of ERISA and which is maintained for employees of the Borrower or any ERISA Affiliate of the Borrower.

“Environmental Laws”:  Any and all current or future Laws, or any other requirements of Governmental Authorities relating to (i) environmental matters, or (ii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to the Borrower or any of its Subsidiaries or any facility owned, leased or operated by the Borrower or any of its Subsidiaries.

“Equity Interests”:  With respect to any Person, (i) all of the shares of capital stock of, or other ownership or profit interests in, such Person, whether voting or non-voting, and including any partnership, membership or trust interests, (ii) all securities or Debt convertible into or exchangeable for any of the foregoing, whether directly or indirectly, and (iii) all warrants, options and other rights to purchase or acquire any of the foregoing, whether directly or indirectly.

“ERISA”:  The Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute.

“ERISA Affiliate”:  As applied to any Person, any trade or business (whether or not incorporated) which is a member of a group of which that Person is a member and which is under common control within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event”:  (i)  A “Reportable Event” described in Section 4043 of ERISA and the regulations issued thereunder (other than a “Reportable Event” not subject to the provision for 30 day notice to the Pension Benefit Guaranty

Corporation under such regulations), or (ii) the withdrawal of the Borrower or any of its ERISA Affiliates from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(l) (2) or 4068(f) of ERISA, or (iii) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Code) or the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; or (iv) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA, or (v) the institution of proceedings to terminate a Pension Plan by the Pension Benefit Guaranty Corporation, or (vi) the withdrawal of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; or (vii) the imposition of a lien pursuant to Section 412(n) of the Code.

“Federal Funds Effective Rate”:  On any day, a fluctuating interest rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day, the average rate (rounded upward to the nearest 1/100th of 1%) charged to the Lender on such day on such transactions as determined by the Lender.

“Fund”:  means any Person (other than natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business.

“GAAP”:  United States generally accepted accounting principles applied on a consistent basis.

“Governmental Approval”:  Any approval, order, consent, authorization, certificate, license, permit or validation of, or exemption or other action by, or filing, recording or registration with, or notice to, any Governmental Authority.

“Governmental Authority”:  Any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

“Guaranty”:  That certain Guaranty Agreement, dated as of March 11, 2013, executed and delivered by each Subsidiary of the Borrower, other than the Regulated Subsidiary, to Agent, as amended, restated, modified or supplemented from time to time.

“Guarantors”:  Each Person who executes and delivers the Guaranty.

“Hedging Contract”:  Any rate or currency swap, cap or collar agreement or any other agreement designed to hedge risk with respect to interest rate or currency fluctuations, whether or not pursuant to a Master Agreement.

“Indemnified Liabilities”:  Any and all claims, liabilities, losses, damages, costs and expenses (whether or not any of the foregoing Persons is a party to any litigation), and costs of investigation, document production, attendance at a deposition, or other discovery, with respect to or arising out of this Agreement or the Loan Documents or any use of proceeds hereunder, or any exercise by the Agent or any Lender of its rights and remedies under this Agreement and the other Loan Documents or any claim, demand, action or cause of action being asserted against the Borrower or any of its Subsidiaries, including without limitation any violation of any Environmental Law or other Law or any environmental claim based upon the management, use, control, ownership or operation of property of the Borrower or any of its Subsidiaries.

“Intellectual Property”:  Any patent, copyright, service mark, trademark, trade name or other intellectual property or rights therein or licenses thereof.

“Interest Payment Date”:  The first day of each calendar month.

“Interest Period”:  Initially, the period commencing the Closing Date and ending on the last day of the calendar month in which the Closing occurs and thereafter, successive one-month periods commencing on the first day of each calendar month and ending on the last day of such calendar month.

“Law”:  Any law (including common law), constitution, statute, treaty, convention, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.

“Lender Parties”: The Agent and the Lenders.

“LIBOR Business Day”:  A day which is a Business Day and on which dealings in Dollar deposits may be carried out in the London interbank market.

“LIBOR Monthly Rate”:  The one-month LIBOR Rate for the applicable Interest Period; provided, that if the first day of such Interest Period is not a LIBOR Business Day, the LIBOR Monthly Rate shall be determined as if the next LIBOR Business Day was the beginning of such Interest Period.  The same LIBOR Monthly Rate shall apply to all Loans outstanding during an Interest Period, regardless of when such Loans were made.

“LIBOR Monthly Rate Loans”:  Loans bearing interest at a rate based upon the LIBOR Monthly Rate.

“LIBOR Rate”:  For each Interest Period, a rate per annum (based on a year of 360 days and actual days elapsed) equal to the rate per annum obtained by dividing (x) the rate of interest (which shall be the same for each day in such Interest Period) determined by the Agent in accordance with its usual procedures to be the rate at which Dollar deposits are offered by leading banks in the London interbank deposit market two (2) LIBOR Business Days prior to the first day of such Interest Period in an amount approximately equal to the then outstanding principal amount of the Loans for the designated Interest Period, as quoted by ICE Benchmark Administration (“ICE”) or any successor thereto as approved by the Agent if ICE is no longer making a LIBOR rate quotation available (an “Alternate Source”), and as published as the “London Interbank Offered Rate” by Bloomberg (or if, at any time, for any reason, such rate is no longer published by Bloomberg or provided by ICE or any Alternate Source, a comparable replacement rate determined by the Agent at such time) by (y) a number equal to 1.00 minus the LIBOR Reserve Percentage.  The LIBOR Rate shall be calculated in accordance with the foregoing whether or not any Lender is actually required to hold reserves in connection with its Eurocurrency funding or, if required to hold such reserves, whether or not it is required to hold reserves at the “LIBOR Reserve Percentage”.  The LIBOR Rate shall be adjusted automatically as of the effective date of each change in the LIBOR Reserve Percentage.

“LIBOR Reserve Percentage”:  For any day shall mean the percentage (rounded upward to the nearest 1/100th of 1%), as determined in good faith by the Agent, which is in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) representing the maximum reserve requirement (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) of a member bank in such System.

“Lien”:  Any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“Loan Documents”:  This Agreement, the Note, the Guaranty, the Security Agreement, the Negative Pledge, and each additional document, notice or certificate delivered to the Agent by or on behalf of a Loan Party in connection with this Agreement and the credit extended hereunder.

“Loan Party”:  The Borrower and the Guarantors and any other Person from time to time executing a Loan Document (other than the Lender Parties), and “Loan Parties” means all such Persons, collectively.

“Loans”:  The loans made to Borrower by any Lender pursuant to Section 2.1 hereof.

“Master Agreement”:  An ISDA Master Agreement, as in effect from time to time, including all schedules, confirmations and other documents delivered thereunder, pursuant to which the Borrower and the Lender may from time to time hereafter enter into interest rate hedging transactions.

“Material Adverse Effect”:  (i) A material adverse change in, or material adverse effect on, the business, operations, properties, assets or financial condition of the Borrower and its Subsidiaries, taken on as whole, or (ii) the impairment of the ability of any of the Loan Parties to perform, or the Agent to enforce, the Obligations.

“Multiemployer Plan”:  A “multiemployer plan” as defined in Section 3(37) of ERISA.

“Negative Pledge”:  That certain negative pledge of the Regulated Subsidiary, with respect to the assets of the Regulated Subsidiary, dated as of March 11, 2013, as amended, modified, supplemented or restated from time to time.

“NJBPU Order”:  Collectively, (i) that certain Telecommunications Order In the Matter of the Petition of Warwick Valley Telephone Company for Approval of a Proposed Restructuring Plan, issued by the New Jersey Board of Public Utilities on August 15, 2012, and (ii) that certain Telecommunications Order in the Matter of the Petition of Warwick Valley Telephone Company for Authorization to Transfer Assets to Warwick Valley Telephone Restructuring Company, LLC and to Surrender its Certificate of Public Convenience and Necessity; and Petition of Warwick Valley Telephone Restructuring Company, LLC for (A) Issuance of a Certificate of Public Convenience and Necessity (B) Approval of its Adoption of Warwick Valley Telephone Company’s Plan for Alternative Regulation and Intrastate Tariffs and (C) Related Relief, issued by the New Jersey Board of Public Utilities on October 23, 2012.

“Note”:  A promissory note of the Borrower evidencing the Obligations, in form and substance satisfactory to the Agent, as amended, modified, refinanced or restated from time to time.

“NYPSC Order”:  Collectively, (i) that certain Order Authorizing Restructuring and Transfer of Investment Revenues issued by the New York Public Service Commission, effective as of July 13, 2012, as amended by that certain Erratum Notice, issued July 25, 2012, by the New York Public Service Commission, and (ii) that certain Order Approving Issuance of Securities and Transfer with Conditions issued by the New York Public Service Commission, effective as of October 22, 2012.

“Obligations”:  All obligations of every nature of the Loan Parties from time to time owed to any Lender Party under the Loan Documents, any Hedging Contract and any Cash Management Agreement, whether for principal, interest, fees, expenses, indemnification or otherwise.

“Officer’s Certificate”:  A certificate signed by the Chief Financial Officer of the Borrower.

“Pension Plan”:  Any Employee Benefit Plan other than a Multiemployer Plan which is subject to Section 412 of the Code or Section 302 of ERISA.

“Permitted Liens”:  Liens permitted under the Existing Credit Agreement.

“Person”:  An individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Potential Event of Default”:  A condition or event which, after the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Prime Rate”:  The interest rate per annum published in the New York edition of The Wall Street Journal from time to time as the “Prime Rate”, (rounded upward to the nearest 1/100th of 1%) such rate to change automatically effective as of the effectiveness of each change in such prime rate.  If The Wall Street Journal ceases to publish the “Prime Rate,” the Lender shall select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then the Lender shall select a comparable interest rate index.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.

“Regulated Subsidiary”:  Alteva of Warwick LLC (f/k/a Warwick Valley Telephone Restructuring Company, LLC), a New York limited liability company.

“Related Parties”:  With respect to any Person, such Person’s Affiliates and the partners, members, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Required Lenders”:  Lenders that have more than 51% of the outstanding Loans.

“SEC”:  The United States Securities and Exchange Commission.

“Security Agreement”:  That certain Security Agreement, dated as of March 11, 2013, executed and delivered by the Borrower, and the Guarantors to the Agent, for the benefit of the Lender Parties, as amended, modified or supplemented from time to time.

“Security Documents”:  The Guaranty, the Security Agreement, any control agreements, and any other agreements granting or purporting to grant the Agent, for the benefit of the Lender Parties, a Lien to secure, or to guaranty the Obligations or subordinating other Debt to the Obligations.

“Standard Notice”:  An irrevocable written notice in substantially the form of Exhibit B provided to the Agent on a Business Day which is the same day in the case of borrowing or prepayment of the Loans.  Standard Notice must be provided no later than 2:00 P.M., Pittsburgh time, on the last day permitted for such notice.

“Subsidiary”:  A corporation, partnership, trust, limited liability company or other business entity of which more than 50% of the shares of stock or other ownership interests having ordinary voting power (without regard to the occurrence of any contingency) to elect a majority of the board of directors or other managers of such entity are at the time owned, directly, or indirectly through one or more Subsidiaries, or both, by the Borrower.

(b)                                 Certain Matters of Construction.  The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.  Any pronoun used shall be deemed to cover all genders.  The section titles and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of this Agreement.  All references to statutes shall include all amendments of same and implementing regulations and any amendments of same and any successor statutes and regulations; to any instrument, agreement or other documents (including any of the Loan Documents) shall include all modifications and supplements thereto and all restatements, extensions or renewals thereof to the extent such modifications, supplements, restatements, extensions or renewals of any such documents are permitted by the terms thereof and not prohibited by the terms of this Agreement; to any Person (including Borrower, the Agent or any Lender) shall mean and include the successors and permitted assigns of such Person; to “including” and “include” shall be understood to mean “including, without limitation”; or to the time of day shall mean the time of day on the day in question in Pittsburgh, Pennsylvania, unless otherwise expressly provided in this Agreement.

(c)                                  Accounting Principles.  As used herein and in any certificate or other document made or delivered pursuant hereto, accounting terms not defined in Section 1.1, and accounting terms partly defined in Section 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP.

ARTICLE XII
THE LOANS

12.1                                                The Revolving Loans.

(a)                                 The Revolving Loans.  Each Lender may, in its sole discretion from time to time and on the terms and conditions hereinafter set forth, make loans (“Loans”) to the Borrower prior to the termination of this Agreement.  Within the foregoing limits, the Borrower may borrow, repay pursuant to Section 2.2(b) and reborrow under this Section.

(b)                                 Revolving Note.  The Loans made by each Lender pursuant hereto shall be evidenced by a promissory note of the Borrower, in form and substance satisfactory to such Lender (as amended, modified, refinanced or restated from time to time, collectively, the “Notes”), payable to the order of such Lender and representing the obligation of the Borrower to pay the aggregate unpaid principal amount of all Loans made by such Lender, with interest thereon as prescribed in Section 2.3.

12.2                                                Repayment.

(a)                                 Repayments.  The aggregate principal amount of the Loans outstanding on the on any date, together with accrued and unpaid interest thereon, shall be due and payable in full on the date any demand is made for payment thereof.  THE BORROWER ACKNOWLEDGES AND AGREES THAT ANY LENDER PARTY MAY AT ANY TIME AND IN ITS SOLE DISCRETION DEMAND PAYMENT OF ALL AMOUNTS OUTSTANDING UNDER THIS AGREEMENT TO SUCH LENDER PARTY WITHOUT PRIOR NOTICE TO THE BORROWER.

(b)                                 Optional Prepayments.  The Borrower may at its option pay the Loans, in whole or in part, at any time and from time to time, by giving Standard Notice to the Agent, in each case specifying the date and the amount of payment.

12.3                                                Interest Rates.  The unpaid principal amount of the Loans shall bear interest for each day until due on the basis of the LIBOR Monthly Rate or the Base Rate (if applicable under Section 3.4 or 3.8) plus, in each case, the Applicable Margin.  Interest with respect to each Loan shall be payable in arrears on each Interest Payment Date for such Loan.

ARTICLE XIII
GENERAL PROVISIONS CONCERNING THE LOANS

13.1                                                Use of Proceeds.  The proceeds of the Loans hereunder shall be used by the Borrower for working capital, capital expenditures and general corporate purposes.

13.2                                                Making the Loans.  The Borrower may borrow by requesting Loans from the Lenders, who may make Loans in their sole discretion from time to time, by providing Standard Notice to the Agent, specifying (a) the amount of the proposed Borrowing, and (b) the requested date of the Borrowing (which shall be a Business Day).  The Agent shall promptly notify each Lender of the information contained in such Standard Notice and ask what portion of the Loan such Lender will be willing to fund, if any. Upon notification from the Agent of the amount to be funded (not in excess of the amount such Lender has approved in writing, each Lender will make available the proceeds of its Loan to the Agent at the Agent’s Office no later than 12 o’clock Noon, Pittsburgh, Pennsylvania time, in funds immediately available at the Agent’s Office.  The Agent’s failure to receive Standard Notice of a particular Borrowing shall not relieve the Borrower of its obligations to repay the Borrowing and to pay interest thereon.

13.3                                                Transactional Amounts.  Except as otherwise set forth in this Agreement, every selection of, and conversion from or to, an interest rate option, and every payment or prepayment of a Loan shall be in a principal amount of at least $100,000 or a higher integral multiple of $100,000.

13.4                                                Post-Maturity Interest and Late Fees.

(a)                                 Default Interest.  Notwithstanding anything to the contrary contained in Section 2.3, if an Event of Default has occurred and is continuing, the unpaid principal amount of the Loans and, to the extent permitted by law, interest accrued thereon and any fees, indemnity or other amounts due hereunder shall bear interest at the Default Rate.

(b)                                 Post-Default Interest Options.  Notwithstanding Section 2.3, if an Event of Default or Potential Event of Default has occurred and is continuing, the Required Lenders, at their option, may cause all Loans to be Base Rate Loans.

13.5                                                Computation of Interest and Fees; Determinations by Lender.

(a)                                 Calculations.  Interest and other fees shall be calculated on the basis of a 360 day year for the actual days elapsed.  Any change in the interest rate resulting from a change in the Base Rate or the LIBOR Monthly Rate shall become effective as of the opening of business on the day on which such change in the Base Rate or LIBOR Monthly Rate shall become effective.

(b)                                 Determination by Agent or Lenders.  Each determination of an interest rate, fee, cost, indemnification or other amount by the Agent or the Lenders pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error.

13.6                                                Payments.  The Borrower shall make each payment of principal, interest, fees, indemnity, expenses or other amount hereunder or under any Loan Document, without setoff or counterclaim, not later than 1:00 p.m., Pittsburgh, Pennsylvania time, on the day when due in Dollars to the Agent at the Agent’s Office for the account of the Lenders, in immediately available funds, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue, and without setoff, counterclaim, withholding or other deduction of any kind.  The Agent shall promptly distribute to each Lender its Applicable Percentage of such payment in like funds as received.  Any payment received by the Agent after 1:00 p.m., Pittsburgh, Pennsylvania time, on any day shall be deemed to have been received on the next succeeding Business Day.

13.7                                                Payment on Non-Business Days.  Whenever any payment to be made hereunder or under the Notes shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall be included in computing interest or fees, if any, in connection with such payment.

13.8                                                Inability to Determine Interest Rate; Ineffective Interest Rate.  If the (a) Agent shall have determined that (i) by reason of circumstances affecting the interbank LIBOR market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate, (ii) the LIBOR Monthly Rate does not adequately and fairly reflect the effective cost to the Lenders of funding the Loans or (b) any Lender shall have determined that the making, maintenance or funding of a LIBOR Monthly Rate Loan has been made impractical or unlawful, then, and in any such event, the Agent or such Lender, as the case may be, may notify the Agent, and the Agent will notify the Borrower of such determination.  Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of the Lenders to make or maintain Loans at the LIBOR Monthly Rate shall be suspended and thereafter during such period all Loans shall be Base Rate Loans, until the Agent (at its own direction or the direction of such Lender, as the case may be) shall have revoked such notice.

13.9                                                Increased Cost and Reduced Return; Capital Adequacy.

(a)                                 Costs and Returns.  If any Lender determines that as a result of the introduction of or any change in, or in the interpretation of, any Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining a Loan or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding any such increased costs or reduction in amount resulting from (i) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its principal lending office and (ii) reserve requirements utilized in the determination of the LIBOR Rate), then from time to time upon demand of such Lender, the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b)                                 Capital Adequacy.  If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its principal lending office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender, the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

13.10                                         Calculations.  For purposes of calculating amounts payable by the Borrower to the Lender under Section 3.9, the Lender shall be deemed to have funded each LIBOR Monthly Rate Loan by a matching deposit or other borrowing in the London interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such Loan was in fact so funded.  In determining such amount, the Lender may use any reasonable averaging and attribution methods.

3.11                        Deposit Account.  The Borrower shall maintain a deposit account with the Agent and shall cause the balance in such deposit account to be sufficient to cover all payments when due hereunder or under the other Loan Documents, including without limitation, principal, interest, fees, expenses and other amounts due hereunder to the Lenders.  The Borrower irrevocably authorizes and directs the Agent to charge such deposit account for any and all such amounts.

3.12                        Special Funding Provisions.

(a)                                 Funding by Lenders; Presumption by Agent.  Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will make available to the Agent amounts available for such Borrowing, the Agent shall assume that such Lender has not made any amounts available.

(b)                                 Payments by Borrower; Presumptions by Agent.  Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay the Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.  A notice of the Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)                                  Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Agent funds for any Loan to be made by such Lender as provided in Article II, and such funds are not made available to the Borrower by the Agent because the conditions to the applicable Borrowing set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                                 Obligations of Lenders Several.  Any obligations of the Lenders hereunder to make Loans, and to make payments pursuant to Section 10.5(b) are several and not joint.  The failure of any Lender to make any Loan, or to make any payment under Section 10.5(b) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.5(b).

(e)                                  Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain funds for any Loan in any particular place or manner.

ARTICLE XIV
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Agent and the Lenders as follows:

14.1                                                Organization.  The Borrower and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the state of its formation, and has all requisite corporate or limited liability company power and authority to own and operate its properties and to carry out its business.  The Borrower and each Subsidiary is duly qualified and in good standing in (a) its state of formation, and (b) except where failure to so qualify could not reasonably be expected to have a Material Adverse Effect, all other jurisdictions where the nature of its business or ownership of property requires such qualification.

14.2                                                Authorization.  The execution, delivery and performance by the Borrower and each of its Subsidiaries of the Loan Documents to which it is a party, and the making of Borrowings hereunder are within the Borrower’s and such Subsidiary’s powers and have been duly authorized by all necessary action.

14.3                                                No Conflict.  The execution, delivery and performance by the Borrower and each of its Subsidiaries of the Loan Documents do not (a) violate the Borrower’s or any Subsidiary’s charter, by-laws, partnership agreement, operating agreement or other organizational or governing documents, (b) violate any Law applicable to the Borrower or any Subsidiary, or (c) result in a breach of or a default under, or result in or require the imposition of a Lien pursuant to any contract binding on the Borrower or any Subsidiary.

14.4                                                Governmental Approval.  No Governmental Approval (including, without limitation, from the SEC, the Federal Communications Commission, the New York Public Service Commission or the New Jersey Board of Public Utilities) is required for the due execution, delivery and performance by the Borrower or any of its Subsidiaries of any of the Loan Documents.

14.5                                                Validity.  The Loan Documents are the binding obligations of the Borrower, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

14.6                                                Financial Statements.  The balance sheets of the Borrower and its consolidated Subsidiaries as at December 31, 2013, and the related statements of income, cash flows and changes in stockholders’ equity (or comparable statements) of the Borrower and its consolidated Subsidiaries for the fiscal year and fiscal quarters then ended, copies of which have been furnished to the Lender, fairly present the financial condition of the Borrower and its consolidated Subsidiaries as at such dates and their results of the operations and cash flow for the respective periods ended on such dates, all in accordance with GAAP (except in the case of unaudited statements, for year-end adjustments and the absence of footnotes).  Since December 31, 2013, there has been no Material Adverse Effect.  Except for contingent obligations or liabilities that are disclosed on Schedule 4.6 or in the audited financial statements referenced in this Section 4.6 or those incurred in the ordinary course of business since the date of the financial statements that, individually and in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect, the Borrower and its Subsidiaries do not have any contingent obligations or liabilities for taxes or otherwise.

14.7                                                Corporate Structure and Ownership. As of December 31, 2013, no person or group was a beneficial owner of more than ten percent (10%) of the Equity Interests of the Borrower.  Schedule 4.7 sets forth, as of the date hereof, the names of the record and beneficial owners of all Equity Interests of each Subsidiary of any Loan Party and the amount thereof owned by such Loan Party.  All of such Equity Interests are duly authorized, validly issued and are fully paid and nonassessable.  Except as set forth on Schedule 4.7, as of the date hereof, there are no voting arrangements, restrictions on transfer or other arrangements that pertain to the Equity Interests of the Borrower or any Subsidiary thereof.

14.8                                                Partnerships.  As of the date hereof, neither the Borrower nor any Subsidiary of the Borrower is a partner of a partnership or a party to a joint venture or otherwise has an obligation to make capital contributions to, or be generally liable for or on account of, the debts or liabilities of any other Person.

14.9                                                Insurance.  The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in similar locations.

14.10                                         Litigation.  Except as set forth on Schedule 4.10, as of the date hereof, there is no pending or, to the Borrower’s knowledge,  threatened action or proceeding affecting the Borrower or any of its Subsidiaries before any Governmental Authority, which, in the case of any such action or proceeding commenced or threatened after the Closing Date,  individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

14.11                                         Employee Benefit Plans.  The Borrower and each of its ERISA Affiliates is in compliance in all material respects with any applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans.  No ERISA Event has occurred or is reasonably expected to occur with respect to any Pension Plan.  Neither the Borrower nor any of its ERISA Affiliates has or presently contributes to a Multiemployer Plan.  No assets of an Employee Benefit Plan will be used to repay or secure any Loan or be involved in any way with, and no “prohibited transaction” as defined in ERISA or the Code shall occur as a result of, the transactions contemplated by this Agreement.

14.12                                         Environmental Matters.  Except as set forth on Schedule 4.12, as of the date hereof, the Borrower and its Subsidiaries are in compliance with all Environmental Laws and no event or condition has occurred or is occurring with respect to Borrower or any of its Subsidiaries relating to any Environmental Law that has resulted in or could reasonably be expected to result in such claims, or is or could reasonably be expected to be the subject of any investigation, proceeding, settlement, except violations and claims that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect.  The Borrower and its Subsidiaries have all Governmental Approvals relating to environmental matters necessary for the ownership and operation of their respective properties and businesses as presently owned and operated and as presently proposed to be owned and operated, except for those the absence of which, individually, or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect.  To the Borrower’s knowledge, neither the Borrower nor its Subsidiaries has transported or arranged for the transport of any materials subject to Environmental Laws to any site which requires remediation under Environmental Laws.

14.13                                         Title to Properties; Liens.  The Borrower and its Subsidiaries have (a) good, insurable and legal title to (in the case of fee interests in real property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (c) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the financial statements referred to in Section 4.6 or in the most recent financial statements delivered pursuant to Section 6.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or pursuant to the reasonable business requirements of the Borrower and its Subsidiaries.  All such properties and assets are free and clear of Liens, other than Permitted Liens.

14.14                                         Payment of Taxes.  Except to the extent the related tax liabilities with respect to any tax returns or reports which have not been timely filed do not in the aggregate at any time exceed $100,000, all tax returns and reports of the Borrower and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon the Borrower and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable, unless the same have been contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP have been maintained by the Borrower or its Subsidiaries.  The Borrower knows of no proposed tax assessment against the Borrower or any of its Subsidiaries.

14.15                                         Governmental Regulation.  Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Debt or which may otherwise render all or any portion of the Obligations unenforceable.  Except as set forth in the NYPSC Order and the NJBPU Order, neither the Borrower nor any Subsidiary of the Borrower (other than the Regulated Subsidiary) is subject to regulation by the Federal Communications Commission, the New York Public Service Commission, the New Jersey Board of Public Utilities, or any other state utility commission.  The Borrower and the Regulated Subsidiary are each in compliance with the terms of the NYPSC Order and the NJBPU Order.

14.16                                         Governmental Approval, Intellectual Property, etc.  Except as disclosed in Schedule 4.16 to the Existing Credit Agreement: (a) the Borrower and its Subsidiaries own or possess all Governmental Approvals and Intellectual Property necessary for the operation of their businesses, without known conflict with the rights of others, Subsidiaries, except for matters that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect; (b) no product or process of the Borrower or its Subsidiaries violates or infringes any Governmental Approval or Intellectual Property owned by any other Person, except for matters that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect; and (c) there is no violation by any Person of any right of the Borrower or any of its Subsidiaries with respect to any Intellectual Property owned or used by the Borrower or any of its Subsidiaries.

14.17                                         Labor Disputes and Casualties.  Neither Borrower nor any Subsidiary is affected by any fire, explosion, accident, strike, lockout, or other labor dispute, drought, storm, hail, earthquake, embargo, act of public enemy, or other casualty (whether or not covered by insurance) which, individually or in the aggregate, has had or could be reasonably expected to have a Material Adverse Effect.

14.18                                         Compliance.  Neither the Borrower nor any Subsidiary is in default in the performance of any agreement or instrument to which it may be a party or by which its properties may be bound, or in violation of any Law, which defaults and violations, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

14.19                                         Margin Stock.  Neither the Borrower nor any Subsidiary is engaged in, and does not have as one of its substantial activities, the business of extending or obtaining credit for the purpose of purchasing or carrying “margin stock” (as that term is defined in Regulation U of the Board of Governors of the

Federal Reserve System), and no proceeds of any Borrowing have been or will be used for such purpose or for the purpose of purchasing or carrying any shares of margin stock.

14.20                                         Personal Property Collateral Matters.

(a)                                                                                                                                 Names; Organization and Locations.  The Borrower and each Subsidiary’s name as it appears in official filings in the state of its organization, type of organization, jurisdiction of organization, organization number provided by the applicable Government Authority, chief executive office and each additional location at which any assets of the Borrower or its Subsidiaries (other than the Regulated Subsidiary) are maintained are set forth on Schedule 4.20, and identifies whether any such location is owned or leased (and, if leased, identified the name and address of the landlord or warehousemen any the term of the related lease or warehouse agreement).  Neither the Borrower nor any Subsidiary (or predecessor by merger or otherwise) has, within the four-month period preceding the date hereof, had a different name from the name of such Person listed on the signature pages hereof, except as set forth on Schedule 4.20.

(b)                                 First Priority Lien.  The Security Agreement creates a valid security interest in the Collateral in favor of the Agent, for the benefit of the Lender Parties, securing the Secured Obligations (as defined therein), which security interest has been duly perfected and is prior to all other Liens, except for Permitted Liens. All filings and other actions necessary or desirable to perfect and protect such security interest in favor of the Agent have been duly made and taken, except for the filing UCC-1 filings required in order to perfect the security interests and as otherwise provided in Section 4.20(c) below.

(c)                                  Possession or Control of Certain Collateral.  The Borrower and its Subsidiaries (other than the Regulated Subsidiary) have exclusive possession and control of the Equipment and Inventory (in each case as defined in the Security Agreement).  The Borrower and its Subsidiaries (other than the Regulated Subsidiary) have delivered to the Agent, for the benefit of the Lender Parties, possession of all originals of all promissory notes or other instruments, stock certificates, chattel paper and negotiable documents constituting Collateral.  None of the Accounts (as defined in the Security Agreement) is evidenced by a promissory note or other instrument, chattel paper or negotiable document.  The Borrower and its Subsidiaries (other than the Regulated Subsidiary) will only maintain deposit accounts and securities accounts with either (i) the Agent or (ii) a Person who has entered into a control agreement approved by the Agent, providing the Agent, for the benefit of the Lender Parties, a first priority perfected security interest in such accounts.

14.21                                         Solvency.  The Borrower and each of its Subsidiaries are and, upon the incurrence of any Obligations by Borrower on any date on which this representation is made or restated, will be, solvent within the meaning of applicable Laws relating to fraudulent conveyances.

14.22                                         Disclosure.  No financial or other information (other than projections), exhibit or report furnished to the Agent or the Lenders by or on behalf of the Borrower or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to the Borrower, in the case of any document not furnished by it) necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made.

ARTICLE XV
CONDITIONS OF AGREEMENT

15.1                                                Conditions Precedent to Effective Date.  The obligation of the Lenders to enter into this Agreement, amending and restating the Existing Credit Agreement, is subject to the following conditions precedent:

(a)                                 Loan Documents.  The Agent shall have received the following, in form and substance satisfactory to the Lenders:

(i)                                    This Agreement, executed by the Borrower and the Lenders, and acknowledged by the Guarantors;

(ii)                                The Note, executed by the Borrower; and

(iii)                            Copies of all Loan Documents (not otherwise specifically identified in this Section 5.1) executed by the Borrower and the applicable Loan Parties.

(b)                                 Action.  The Agent shall have received the following, each dated the Closing Date:

(i)                                    A good standing certificate (or equivalent) for the Borrower and each Guarantor; and

(ii)                                Certified copies of any amendment to any articles, bylaws or organizational documents for the Borrower or any Guarantor, which have not been previously delivered to the Agent.  Borrower represents and warrants that, as of the date hereof, there are no such amendments.

(c)                                  Fees, Expenses, etc.  All fees, expenses and other compensation required to be paid to the Agent pursuant hereto or pursuant to any other written agreement on or prior to the Closing Date shall have been paid or received.

15.2                                                Conditions Precedent to any Request for a Borrowing.  The request by the Borrower for any Loan from the Lenders shall be on a Standard Notice delivered to the Agent and will act as a certification that:

(a)                                 Representations.  The representations and warranties contained in Article IV or any other Loan Document (whether made by the Borrower or another Loan Party) are correct in all material respects when made and on and as of the date of such Borrowing as though made on and as of such date.

(b)                                 No Default.  No event or condition has occurred and is continuing, or would result from such Borrowing, which constitutes an Event of Default or Potential Event of Default.

(c)                                  Material Adverse Effect.  Since December 31, 2013,  there shall not have occurred, or been threatened, any Material Adverse Effect.

ARTICLE XVI
REPORTING REQUIREMENTS

The Borrower will, unless the Required Lenders shall otherwise consent in writing:

16.1                                                Financial Information.  Furnish to the Agent and the Lenders:

(a)                                 as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower, either (i) the Borrower’s Annual Report on Form 10-K filed with the SEC for such fiscal year (which shall be deemed delivered to the Agent and the Lenders when publically available following Borrower’s filing of the same with the SEC), or (ii) the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, cash flows and changes in stockholders’ equity setting forth in each case in comparative form the figures for the previous year, accompanied by an unqualified report and opinion thereon of independent certified public accountants acceptable to the Lender;

(b)                                 as soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter of the Borrower, either (i) the Borrower’s Quarterly Report on Form 10-Q filed with the SEC for such fiscal quarter (which shall be deemed delivered to the Lenders when publically available following Borrower’s filing of the same with the SEC), or (ii) an unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated statements of income, cash flows and changes in stockholders’ equity for such fiscal quarter and year to date, setting forth in each case in comparative form for the previous fiscal year, certified by the Chief Financial Officer of the Borrower as fairly presenting the financial condition of the Borrower and its consolidated Subsidiaries and their results of operation, cash flow and changes in financial position (subject to year-end adjustments);

all such financial statements described in (a) and (b), to be complete and correct in all material respects and to be prepared in reasonable detail acceptable to the Agent and in accordance with GAAP (subject to the absence of footnotes and year-end audit adjustments in the case of the financial statements furnished pursuant to Section 6.1(b));

(c)                                  as soon as practicable, and in any event within thirty-one (31) days after the end of each fiscal year, a budget and projections by fiscal quarter for the next four fiscal quarters, including projected consolidated balance sheets and statements of income and retained earnings (or comparable statements) and cash flow of the Borrower and its consolidated Subsidiaries, all in form and detail reasonably acceptable to the Agent; and

(d)                                 promptly upon request, any other financial statements, reports or information with respect to any Loan Party or any of its Subsidiaries reasonably requested by any Lender.

16.2                                                Notices and Information.  Deliver to the Agent and the Lenders:

(a)                                 promptly upon the Borrower obtaining knowledge: (i) of any condition or event which constitutes an Event of Default or Potential Event of Default; (ii) of the institution of, or any adverse development in, any litigation involving an alleged liability (including possible forfeiture of property) of the Borrower or any of its Subsidiaries greater than $100,000, in the aggregate; (iii) of any material casualty to its assets resulting in a loss in excess of $100,000, in the aggregate; or (iv) of any condition or event that could reasonably be expected to cause a Material Adverse Effect, an Officer’s Certificate specifying the nature and period of existence of any such condition or event, and what action the Borrower, is taking with respect thereto;

(b)                                 promptly upon any officer of the Borrower becoming aware of the occurrence of or forthcoming occurrence of any (i) ERISA Event, or (ii) “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, in connection with any Employee Benefit Plan or any trust created thereunder, an Officer’s Certificate specifying the nature thereof, what action the Borrower has taken, is taking or proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor, or the Pension Benefit Guaranty Corporation with respect thereto;

(c)                                  with reasonable promptness following receipt thereof by the Borrower, copies of (i) all notices received by the Borrower or any of its ERISA Affiliates of the Pension Benefit Guaranty Corporation’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan; (ii) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower or any of its ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; and (iii) all notices received by the Borrower or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA;

(d)                                 promptly, and in any event within thirty (30) days following receipt thereof by the Borrower, a copy of any notice, summons, citation, directive, letter or other form of communication from any Governmental Authority or court in any way concerning any action or omission on the part of the Borrower or any of its Subsidiaries in connection with any substance defined as toxic or hazardous by any applicable Environmental Law or any waste or by product thereof, or concerning the filing of a Lien upon, against or in connection with the Borrower, its Subsidiaries, or any of their leased or owned real or personal property, in connection with a Hazardous Substance Superfund or a Post-Closure Liability Fund as maintained pursuant to Section 9507 of the Code;

(e)                                  promptly after filing, receipt or becoming aware thereof, copies of any filings or communications sent to and notices or other communications received by the Borrower or any of its Subsidiaries from any Governmental Authority, including, without limitation, the SEC, the Federal Communications Commission, the New York Public Service Commission or the New Jersey Board of Public Utilities, or any other state utility commission relating to any material noncompliance by the Borrower or any of its Subsidiaries with any Laws or with respect to any matter or proceeding the effect of which, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; and

(f)                                   promptly, and in any event within ten (10) days after request, such other information and data with respect to the Borrower or any of its Subsidiaries as from time to time may be reasonably requested by the Agent or any Lender.

ARTICLE XVII
[INTENTIONALLY OMITTD]

ARTICLE XVIII
EVENTS OF DEFAULT

18.1                                                Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)                                 The Borrower shall fail to pay any Obligations when due; or

(b)                                 The Borrower shall fail to perform or observe any term, covenant or agreement contained in this Agreement or any other Loan Document; or

(c)                                  Any representation or warranty made by the Borrower, in any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(d)                                 (i)                        The Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future Law, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of sixty (60) days; or

(e)                                  Any guaranty relating to the Loans, for any reason other than satisfaction in full of all Obligations, ceases to be in full force and effect or is declared null and void, or any guarantor denies that it has any further liability under such guaranty or gives notice to such effect; or

(f)                                   Any Security Document shall cease to be in full force and effect, or any Lien created by or purported to be created by the Security Documents ceases to be valid, enforceable and perfected first priority liens except to the extent expressly permitted by the Security Documents.; or

(g)                                 A Material Adverse Effect shall occur;

THEN, (i) upon the occurrence of any Event of Default described in clause (d) above, all Loans hereunder with accrued interest thereon, and all other Obligations under this Agreement, the Notes and the other Loan Documents shall automatically become due and payable; (ii) upon the occurrence of any other Event of Default, the Agent may (and shall upon the direction of the Required Lenders), by notice to the Borrower, declare the Loans hereunder, together with accrued interest thereon, and all other Obligations under this Agreement, the Notes and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable and (iii) upon the occurrence of any Event of Default, exercise the remedies available to it under the other Loan Documents, and at law or in equity.

18.2                                                Application of Funds.  After the exercise of remedies under Section 8.1, any amounts received on account of Obligations shall be applied by Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders, ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and any other Obligations then due and owing, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

ARTICLE XIX
AGENCY

9.1                               Appointment and Authority.  Each of the Lenders hereby irrevocably appoints TriState Capital Bank to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Lender

Parties and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any such provisions.

9.2                               Rights as a Lender.  The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

9.3                               Exculpatory Provisions.  The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Agent:

(a)                                 shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default or Potential Event of Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided, that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary), under the circumstances as provided in Sections 10.1 and 8.1 or (ii) in the absence of its own gross negligence or willful misconduct.  The Agent shall be deemed not to have knowledge of any Event of Default or Potential Event of Default unless and until notice describing such Event of Default or Potential Event of Default is given to the Agent by the Borrower or a Lender.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default or Potential Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

9.4                               Reliance by Agent.  The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5                               Delegation of Duties.  The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Agent.  The Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

9.6                               Resignation of Agent.  The Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above, provided, that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.4 and 10.5 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

9.7                               Non-Reliance on Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

ARTICLE XX
MISCELLANEOUS

20.1                                                Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no such amendment, waiver or consent shall:

(a)                                  extend or increase the Loans of any Lender without the written consent of such Lender;

(b)                                  postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c)                                   reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby, it being understood that any waiver of or reduction in the post-default rate of interest shall not be deemed a reduction of the rate of interest and any amendment to the definition of Consolidated Excess Cash Flow and related definitions shall not be deemed to be a reduction in principal;

(d)                                  change Section 3.6 or Section 10.13 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(e)                                   change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(f)                                    release the Guarantors from the Guaranty, release the Intermediate Holding Company from the Guaranty, or release a substantial portion of the Collateral, without the written consent of each Lender;

provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of the Agent under this Agreement or any other Loan Document.

20.2                                                No Implied Waiver; Remedies Cumulative.  No delay or failure of any Lender or the Agent in exercising any right or remedy under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.  The rights and remedies of the Lender under this Agreement are cumulative and not exclusive of any other rights or remedies available hereunder, under any other agreement, at law, or otherwise.

20.3                                                Notices.  All notices and other communications (collectively, “notices”) under this Agreement shall be in writing (including facsimile transmission) and shall be sent by first-class mail, by nationally-recognized overnight courier, by personal delivery, by facsimile transmission, or by e-mail, in all cases with charges prepaid.  All notices shall be sent to a party at its address specified on the signature page hereof, or to such other address as shall have been designated by the applicable party by notice to the other party hereto.  Any properly given notice shall be deemed given or made upon the earliest of:  (i) if delivered by hand or by courier, when signed for by or on behalf of the relevant party ; (ii) if delivered by mail, four Business Days after deposit in the mails, or (iii) if delivered by facsimile or e-mail, when sent and receipt has been confirmed by telephone; provided, that notices to the Lender pursuant to Article II shall not be effective until actually received by the Agent.  The Lenders and Agent may rely on any notice, including any notice of Borrowing (whether or not made in a manner contemplated by this Agreement), purportedly made by or on behalf of the Borrower, and the Lenders shall have no duty to verify the identity or authority of the Person giving such notice.

20.4                                                Expenses.  The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Agent and its Affiliates (including the reasonable fees, charges and disbursements of outside counsel for the Agent), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Lenders (including the reasonable fees, charges and disbursements of outside counsel for Lenders), in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (iii) all out-of-pocket expenses incurred by the Agent or any Lender (including the fees, charges and disbursements of counsel for the Agent and each Lender and a reasonable estimate of the allocated cost of in-house counsel for the Agent and in-house counsel for each Lender (to the extent not duplicative of outside counsel)), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

20.5                                                Indemnity.

(a)                                 Indemnity by Borrower.  The Borrower agrees to defend, indemnify, pay and hold the Lender Parties and their Related Parties, harmless from and against any and all Indemnified Liabilities, provided that the Borrower shall have no obligation hereunder to an indemnified party, with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such indemnified party.  This covenant shall survive termination of this Agreement and payment of the outstanding Notes.

(b)                                 Reimbursements by Lender.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 10.5(a) or Section 10.4 to be paid by it to the Agent or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent in its capacity as such or against any Related Party in connection with such capacity.  The obligations of the Lenders under this subsection (b) are subject to the provisions of Section 3.12(d).

(c)                                  Payments.  All amounts due under this Section shall be payable promptly after demand therefor.

20.6                                                Assignments and Participations.

(a)                                 Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Lender Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it); provided, that

(i)                                     except in the case of an assignment of the entire remaining amount of the assigning Lender’s Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date), shall not be less than $1,000,000 unless the Agent, and so long as no Event of Default or Potential Event of Default has occurred and is continuing, the Borrower, otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii)                                  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans assigned;

(iii)                               the consent of the Agent is required for any assignment of the Loans, unless the Person that is the proposed assignee would otherwise qualify as an Eligible Assignee;

(iv)                              the consent of the Borrower is required for the assignment of the Loans (which consent shall not be unreasonably withheld, conditioned or delayed) unless the Person that is the proposed transferee is an Eligible Assignee; provided, that (A) no consent shall be required after the occurrence of and during the continuance of an Event of Default or Potential Event of Default, and (B) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five (5) Business Days after having received notice thereof;

(v)                                 the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire; and

(vi)                              no such assignment shall be made to the Borrower, any of the Borrower’s Affiliates, Subsidiaries or Related Persons or to a natural person.

Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.9, 10.4, and 10.5 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver Notes to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)                                  Register.  The Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Lender Parties may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by each of the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Loans); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent, and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.1 that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 3.9 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.12 as though it were a Lender, provided, such Participant agrees to be subject to Section 10.13 as though it were a Lender.

(e)                                  Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.9 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(f)                                   Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

20.7                                                Entire Agreement.  This Agreement, together with the Exhibits and the Schedules hereto, the other Loan Documents, and any separate letter agreement with respect to fees payable to the Agent constitutes the entire agreement of the parties hereto with respect to the subject matters hereof and supersedes all prior and contemporaneous understandings and agreements.

20.8                                                Survival.  All representations and warranties of the Borrower contained in or made in connection with this Agreement or in any other Loan Documents shall survive, and shall not be waived by, the execution and delivery of this Agreement, any investigation by or knowledge of the Lender, any extension of credit, or any other event or circumstance whatever.

20.9                                                Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all such counterparts shall constitute but one and the same agreement.

20.10                                         Severability.  In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity , legality and enforceability of the remaining provisions contained herein shall not be in any way be affected or impaired thereby.

20.11                                         Headings.  Section headings in this Agreement are included for convenience of reference only and shall not be given any substantive effect.

20.12                                         Setoff.  In the event that any obligation of the Borrower now or hereafter existing under this Agreement or any other Loan Document shall have become due and payable, each Lender is hereby authorized by the Borrower, at any time and from time to time following an Event of Default, without prior notice, (a) to set off against, and to appropriate and apply to the payment of, the obligations and liabilities of the Borrower under the Loan Documents (whether matured or unmatured, fixed or contingent or liquidated or unliquidated) any and all amounts owing by such Lender to the Borrower (whether payable in Dollars or any other currency, whether matured or unmatured, and, in the case of deposits, whether general or special, time or demand and however evidenced) and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as such Lender in its sole discretion may elect.  The Borrower hereby grants to each Lender a security interest in all deposits and accounts maintained with, and all other assets of the Borrower in the possession of, the Lender (but not payroll, sales tax or other fiduciary accounts that are segregated from other accounts of the Borrower and identified and used only as such).  The rights of each Lender under this Section 10.12 are in addition to other rights and remedies (including other rights of set-off) which such Lender may have.  The Borrower agrees that, to the fullest extent permitted by law, any Affiliate of each Lender, and any holder of a participation in any obligation of the Borrower under this Agreement, shall have the same rights of setoff as such Lender as provided in this Section 10.12 regardless of whether such Affiliate or participant otherwise would be deemed a creditor of the Borrower.  Each Lender agrees to notify the Borrower and the Agent promptly after any such setoff and application; provided, that the failure to give such notice shall not affect the validity of such setoff and application.

20.13                                         Sharing of Payments By Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Agent and each other Lender of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)                                      if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                   the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

20.14                                         Limitation on Payments.  The parties hereto intend to conform to all applicable laws limiting the maximum rate of interest that may be charged or collected by the Agent or any Lender from the Borrower.  Accordingly, notwithstanding any other provision hereof, the Borrower shall not be required to make any payment to or for the account of the Agent or any Lender, and such Person shall refund any payment made by the Borrower, to the extent that such requirement or such failure to refund would violate or conflict with mandatory and nonwaivable provisions of applicable Law limiting the maximum amount of interest which may be charged or collected by the Agent or any Lender from the Borrower.  To the fullest extent permitted by law, in any action, suit or proceeding pertaining to this Agreement, the burden of proof, by clear and convincing evidence, shall be on the Borrower to demonstrate that this Section 10.14 applies to limit any obligation of the Borrower under this Agreement or to require the Agent or any Lender to make any refund, or claiming that this Agreement conflicts with any applicable law limiting the maximum rate of interest that may be charged or collected by the Agent or any Lender from the Borrower, as to each element of such claim.

20.15                                         Confidentiality.  Each of the Lender Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder, under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (g) any actual or prospective party (or its partners, directors, officers, employees, managers, administrators, trustees, agents, advisors or other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder, (h) with the consent of Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower and its Affiliates.

For purposes of this Section, “Information” shall mean all information received from the Borrower, any of its Subsidiaries or any of their respective Affiliates relating to the businesses or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries or any of their respective Affiliates; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Anything in this Agreement to the contrary notwithstanding, Agent may (i) provide customary information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services, and (ii) use the name, logos, and other insignia of any Borrower and the Loan Parties and the Loans provided hereunder in any “tombstone” or comparable advertising, on its website or in other marketing materials of Agent.

20.16                                         Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent, the Lenders and their respective successors and permitted assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Agent.

20.17                                         Governing Law.  THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW PRINCIPLES.

20.18                                         Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.

20.19                                         Consent to Jurisdiction; Venue.  All judicial proceedings brought against the Borrower with respect to this Agreement and the Loan Documents may be brought in any state or federal court of competent jurisdiction in sitting in Allegheny County, Pennsylvania, and by execution and delivery of this Agreement, the Borrower accepts for itself and in connection with its properties, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.  The Borrower irrevocably waives any right it may have to assert the doctrine of forum non conveniens or to object to venue to the extent any proceeding is brought in accordance with this Section.

20.20                                         USA Patriot Act Notice.  The Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56), as amended, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with such Act.

20.21                                         Effect on Existing Credit Agreement.  This Agreement amends and restates the Existing Credit Agreement as of the Closing Date.  Notwithstanding that this Agreement is amending and restating the Existing Credit Agreement as of the Closing Date, nothing contained herein shall be deemed to cause a novation of any transfers, conveyances or transactions which were effected under the Existing Credit Agreement or of any obligations thereunder, including, without limitation, the loans evidenced thereby and the security interests granted pursuant to the Security Documents delivered in connection therewith.

20.22                                         Limitation of Liability.  TO THE FULLEST EXTENT PERMITTED BY LAW, NO CLAIM MAY BE MADE BY THE BORROWER AGAINST THE AGENT, ANY LENDER OR ANY OF THEIR RELATED PARTIES FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY STATEMENT, COURSE OF CONDUCT, ACT, OMISSION OR EVENT IN CONNECTION WITH ANY OF THE FOREGOING (WHETHER BASED ON BREACH OF CONTRACT, TORT OR ANY OTHER THEORY OF LIABILITY); AND THE BORROWER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR ANY SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST.

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Discretionary Demand Credit Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ALTEVA, INC.

By:	/s/ Brian H. Callahan
Brian H. Callahan
Chief Financial Officer

Address:
47 Main Street
Warwick, New York 10990
Attn: Chief Financial Officer
Fax No.: (845) 986-6699

TRISTATE CAPITAL BANK

By:	/s/ Mark W. Torie
Mark W. Torie
Senior Vice President

Address:
TriState Capital Bank
789 E. Lancaster Avenue
Suite 240
Villanova, PA 19085
Attention: Mark W. Torie, Senior Vice President
Telephone: (610) 526-6772
Facsimile: (610) 581-7110
E-Mail: mtorie@tscbank.com

With a copy to:
TriState Capital Bank
One Oxford Centre, Suite 2700
301 Grant Street
Pittsburgh, PA 15219
Telephone: (412) 304-0304
Facsimile: (412) 304-0339
Attention: Loan Operations
Email: LoanOperations@tscbank.com

ACKNOWLEDGEMENT OF GUARANTORS

The undersigned, having previously executed and delivered to the Agent that certain Guaranty Agreement, dated as of March 11, 2013, securing, inter alia, the Obligations under the Existing Credit Agreement (as defined in the Amended and Restated Discretionary Demand Credit Agreement dated as of November 7, 2014 among Alteva, Inc., as Borrower, the Agent and the Lenders party thereto (the “Credit Agreement”)), does hereby consent and agree to the above terms and conditions of the Credit Amendment, and confirms as in full force and effect in support of the Credit Agreement, without setoff, counterclaim, deduction or other claim of avoidance of any nature, their obligations to the Agent or the Lenders pursuant to such agreements.

ALTEVA LONG DISTANCE, INC. (f/k/a Warwick Valley Long Distance Co., Inc.)

By:	/s/ Brian H. Callahan
Brian H. Callahan
Vice President and Treasurer

ALTEVA HOMETOWN, INC. (f/k/a Hometown Online Inc.)

By:	/s/ Brian H. Callahan
Brian H. Callahan
Vice President and Treasurer

ALTEVA OF SYRACUSE, INC. (f/k/a USA Datanet, Inc.)

By:	/s/ Brian H. Callahan
Brian H. Callahan
Vice President and Treasurer

ALTEVA SOLUTIONS, INC. (f/k/a Alteva, Inc.)

By:	/s/ Brian H. Callahan
Brian H. Callahan
Vice President and Treasurer

ACKNOWLEDGEMENT OF NEGATIVE PLEDGOR

The undersigned, having previously executed and delivered to the Agent that certain Negative Pledge, dated as of March 11, 2013, given in support of the Obligations under the Existing Credit Agreement (as defined in the Amended and Restated Discretionary Demand Credit Agreement dated as of November 7, 2014 among Alteva, Inc., as Borrower, the Agent and the Lenders party thereto (the “Credit Agreement”)), does hereby consent and agree to the above terms and conditions of the Credit Amendment, and confirms as in full force and effect in support of the Credit Agreement, without setoff, counterclaim, deduction or other claim of avoidance of any nature, its obligations to the Agent or the Lenders pursuant to such agreement.

ALTEVA OF WARWICK LLC (f/k/a Warwick Valley Telephone Restructuring Company, LLC)

By:	/s/ Brian H. Callahan
Brian H. Callahan
Vice President and Treasurer

EXHIBIT A

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”).  Capitalized terms used but not defined herein shall have the means given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by referenced and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[for Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower:	ALTEVA, INC.

4.	Agent:	TRISTATE CAPITAL BANK, as the Agent under the Credit Agreement

5.	Credit Agreement:	The Amended and Restated Discretionary Demand Credit Agreement, dated as of November , 2014, among the Borrower, the Lenders parties thereto, and TriState Capital Bank, as Agent (as amended)

6.	Assigned Interest[s]:

Assignor	Assignee	Facility Assigned	Aggregate Amount of Loans for all Lenders(1)	Amount of Loans Assigned	Percentage Assigned of Loans(2)
		Loans	$	$		%

7.	Effective Date:	, 20 [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER

(1)  Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(2)  Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.

THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and](3) Accepted:

TRISTATE CAPITAL BANK, as Agent

By
Title:

[Consented to:](4)

ALTEVA, INC.

By
Title:

(3)  To be added only if the consent of the Agent is required by the terms of the Credit Agreement.

(4)  To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

AMENDED AND RESTATED
DISCRETIONARY DEMAND
CREDIT AGREEMENT,

dated as of November     , 2014,

by and among

ALTEVA, INC.,

the Lenders referred to therein, and

TRISTATE CAPITAL BANK, as Agent

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1  Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any Lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.6(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.6(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

EXHIBIT B

[FORM OF] NOTICE OF LOAN REQUEST

[Date]                                              , 20

TriState Capital Bank, as Agent

One Oxford Centre

301 Grant Street, Suite 2700

Pittsburgh, Pennsylvania 15219

Attention: Loan Administration

Ladies and Gentlemen:

The undersigned, ALTEVA, INC., a New York corporation (the “Borrower”), refers to the Amended and Restated Discretionary Demand Credit Agreement, dated as of November     , 2014, among the undersigned, the Lenders party thereto and TRISTATE CAPITAL BANK, as Agent (together with its respective successors and assigns, the “Agent”), (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”, the terms defined therein being used herein as therein defined), and hereby gives you notice, pursuant to Section 3.2 of the Credit Agreement that the undersigned hereby requests a Loan under the Credit Agreement, and in connection therewith sets forth below the information relating to the Loan (the “Proposed Loan”) as required by Section 3.2 of the Credit Agreement:

(a)                                 The Business Day of the Proposed Loan is                     , 20    .

(b)                                 The amount of the Proposed Loan is $                              .

(c)                                  The Proposed Loan is to be a [LIBOR Monthly Loan] [Base Rate Loan].

The undersigned hereby certifies on behalf of Borrower that the following statements are true on the date hereof, and will be true on the date of the Proposed Loan: (i) the representations and warranties contained in Article IV of the Credit Agreement or in any other Loan Document (whether made by the Borrower or another Loan Party)  are correct in all material respects on and as of the date of the Proposed Loan, before and after giving effect to the Proposed Loan, as though made on and as of such date (except to the extent such representations and warranties relate solely to an earlier date); (ii) no event or condition has occurred and is continuing, or would result from the Proposed Loan which constitutes an Event of Default or Potential Event of Default; and (iii) the conditions set forth in Section 5.2 of the Credit Agreement have been satisfied.

Very truly yours,

ALTEVA, INC.

By:
Name:
Title: